UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 26, 2024

GD Culture Group Limited

(Exact name of Company as specified in charter)

Nevada	001-37513	47-3709051
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

22F - 810 Seventh Avenue,
New York, NY 10019

(Address of Principal Executive Offices) (Zip code)

+1-347- 2590292

(Company’s Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	GDC	Nasdaq Capital Market

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2024, Mr. Shuang Zhang tendered his resignation as a director of GD Culture Group Limited (the “Company”), effective April 26, 2024. The resignation of Mr. Shuang Zhang was not a result of any disagreement with the Company’s operations, policies or procedures.

On April 26, 2024, Mr. Mingyue Cai tendered his resignation as a director, chair of the Compensation Committee, and member of the Audit Committee and Nominating Committee of the Company, effective April 26, 2024. The resignation of Mr. Mingyue Cai was not a result of any disagreement with the Company’s operations, policies or procedures.

On April 26, 2024, Mr. Yi Zhong tendered his resignation as a director, chair of the Nominating Committee, and member of the Audit Committee and Compensation Committee of the Company, effective April 26, 2024. The resignation of Mr. Yi Zhong was not a result of any disagreement with the Company’s operations, policies or procedures.

On April 26, 2024, approved by the Board of Directors, the Nominating and Corporate Governance Committee and the Compensation Committee, Mr. Zihao Zhao, the Chief Financial Officer of the Company, was appointed as a director of the Company, effective April 26, 2024, Mr. Lei Zhang was appointed as a director, chair of the Compensation Committee, and member of the Audit Committee and Nominating Committee and Mr. Yun Zhang was appointed as a director, chair of the Nominating Committee, and member of the Audit Committee and Compensation Committee of the Company, effective April 26, 2024.

The biographical information of Mr. Yun Zhang is set forth below:

Yun Zhang, age 37, was appointed as a director and a member of the Nominating and Corporate Governance Committee, the Compensation Committee, and the Audit Committee of the Company. Mr. Yun Zhang has extensive experience across various roles, currently serves as a Consultant at China Machinery Engineering Corporation in Vancouver since September 2018. In this capacity, Mr. Yun Zhang is responsible for promoting and negotiating projects with local companies on behalf of the Chinese State-Owned Company. Prior to this, from September 2017 to September 2018, Mr. Yun Zhang held the position of Purchasing Manager at Homemax Building Supplies Inc., Vancouver, where they implemented annual purchasing plans, managed contracts, and ensured optimal inventory levels. Earlier in their career, from January 2015 to September 2017, Mr. Yun Zhang served as the Accountant Manager at China GEZHOUBA Group Company Limited in Wuhan, China. In this role, he focused on generating comprehensive reporting packages, including business performance results, and compiled reviewed financial data for effective projections. Mr. Yun Zhang diverse professional journey spans different industries and responsibilities, showcasing their adaptability and expertise. Mr. Yun Zhang earned his bachelor’s degree in Accounting from the University of Adelaide in 2011.

Mr. Yun Zhang is an independent director under the applicable rules and regulations of the SEC and rules of Nasdaq. He does not have a family relationship with any director or executive officer of the Company. Mr. Yun Zhang has not been involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Yun Zhang accepted a director offer letter from the Company and agreed to receive an annual compensation of $5000, effective April 26, 2024. The director offer letter is qualified in its entirety by reference to the complete text of the letter, which is filed hereto as Exhibits 10.1.

The biographical information of Mr. Lei Zhang is set forth below:

Lei Zhang, age 36, was appointed as a director and a member of the Nominating and Corporate Governance Committee, the Compensation Committee, and the Audit Committee of the Company. Mr. Lei Zhang has more than 10 years of experience in accounting. Since 2018, he holds the position of Assistant Professor of Accounting at Simon Fraser University. His research contributions have been recognized, including receiving the Vanderbilt Music City Accounting Research Conference Best Paper Award in June 2022. Mr. Lei Zhang’s teaching experience spans courses such as Business Ethics and Corporate Social Responsibility, Introduction to Managerial Accounting, and Intermediate Managerial Accounting. His academic journey reflects a commitment to excellence and a passion for advancing accounting knowledge. Mr. Lei Zhang earned his Ph.D. in Accounting from the University of British Columbia in 2018.

Mr. Lei Zhang is an independent director under the applicable rules and regulations of the SEC and rules of Nasdaq. He does not have a family relationship with any director or executive officer of the Company. Mr. Lei Zhang has not been involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

 Mr. Lei Zhang accepted a director offer letter from the Company and agreed to receive an annual compensation of $5,000, effective April 26, 2024. The director offer letter is qualified in its entirety by reference to the complete text of the letter, which is filed hereto as Exhibits 10.2.

Item 9.01. Financial Statements and Exhibits

Exhibit Number	Description of Exhibit
10.1	Yun Zhang’s Director Offer Letter, dated April 26, 2024
10.2	Lei Zhang’s Director Offer Letter, dated April 26, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GD CULTURE GROUP LIMITED

Date: April 26, 2024	By:	/s/ Xiao Jian Wang
	Name:	Xiao Jian Wang
	Title:	Chief Executive Officer, President and Chairman of the Board

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